Exhibit 99.20.1

HEADWATERS INCORPORATED

2005 LONG TERM INCENTIVE COMPENSATION PLAN

NOTICE OF STOCK APPRECIATION RIGHT GRANT

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Headwaters Incorporated (the “Company”) has granted to you a Stock Appreciation Right (“SAR”) based on the Fair Market Value of the common stock of the Company under the Headwaters Incorporated 2005 Long Term Incentive Compensation Plan (the “Plan”) as follows. The SAR is granted subject and pursuant to the terms of this Notice of Grant, the Plan (Exhibit A), the Stock Appreciation Right Agreement (Exhibit B), and the Stock Appreciation Right Exercise Notice (Exhibit C). Each of the capitalized terms herein shall have the meaning given it by The Plan, except if the context of such term clearly assumes a different meaning.

Date of Grant	1 November 2007

Total Number of Shares Covered By this SAR (Number of SAR Units)	«IND_SARS»

Exercise Base Price Per Share of Common Stock	$13.57

Service Vesting Commencement Date	30 September 2008

Expiration Date	30 September 2017

1. Exercise of the SAR. Subject to the provisions of the Plan, you shall have the right to exercise the SAR in whole or in part and to receive payment with respect to each SAR Unit in the form of shares of the common stock of the Company with a Fair Market Value equal to the difference between (i) the Fair Market Value per share of the common stock of the Company on the date of exercise, less (ii) the Exercise Base Price per share of the common stock of the Company (“Distributable Amount”). The exercise of the SAR shall be made solely by execution of the Stock Appreciation Right Exercise Notice attached hereto. Notwithstanding the foregoing, no fractional share shall be distributed in settlement of the SAR, and any exercised portion of the SAR which would be settled in a fractional share shall be rounded down to a whole share with no additional payment to be made in cash except as otherwise permitted by the Internal Revenue Service under an exemption from the application of Section 409A of the Internal Revenue Code.

2. Exercise Base Price. The Exercise Base Price per share of common stock shall not be less than the Fair Market Value of the common stock of the Company on the Date of Grant.

3. Vesting. The SAR shall become vested based on the following service vesting schedule beginning on the Service Vesting Commencement Date:

Completed Period of Service	Vested Portion of the SAR
30 September 2008	1/3
30 September 2009	1/3
30 September 2010	1/3

Upon the termination of your employment with the Company or its subsidiary due to your retirement at age 60 or more with at least five (5) years of Service, any unvested portion of the SAR shall immediately vest. Otherwise, your retirement shall be a termination of employment subject to the first sentence of section 4(b), below.

4. Exercise Period.

(a) Commencement of Exercise Period. The SAR shall become exercisable subject to the following terms and conditions. The portion of the SAR vested pursuant to section 3 above shall become exercisable.

(b) Term of Exercise Period. The vested and exercisable portion of the SAR may be exercised by you for the period of your employment with the Company or its subsidiary and three (3) months after the termination of your employment with the Company (but in no event later than the Expiration Date), provided, that your employment is not terminated for “Cause.” The SAR shall terminate immediately with or without notice to you upon the termination of your employment for “Cause” (as defined in the Stock Appreciation Right Agreement a copy of which is attached hereto), as determined by the Board of Directors of the Company or its Compensation Committee. Upon the termination of your employment with the Company or its subsidiary due to your Disability (as defined in the Stock Appreciation Right Agreement a copy of which is attached hereto) or death, this SAR may be exercised by you or your probate estate (if applicable) for the period of twelve (12) months after your termination of employment with the Company.

By your signature and the signature of the Company’s representative below, you and the Company agree that this SAR is granted under and governed by the terms and conditions of the Plan, this Notice of Stock Appreciation Right Grant, the Stock Appreciation Right Agreement, and the Stock Appreciation Right Exercise Notice, copies of all of which are made a part of this instrument.

GRANTEE	HEADWATERS INCORPORATED

/s/ Kirk A. Benson
Signature	Signature
Name: Kirk A. Benson
Title: Chief Executive Officer
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